Exhibit 99.2

For Immediate Release

WMI LIQUIDATING TRUST TO MAKE CASH DISTRIBUTION

OF APPROXIMATELY $50 MILLION

With This Distribution, All Tranche 4 Claims Will Be Paid-in-full

SEATTLE, February 25, 2019 – WMI Liquidating Trust (the “Liquidating Trust”), formed pursuant to the confirmed Seventh Amended Joint Plan of Affiliated Debtors under Chapter 11 of the United States Bankruptcy Code (as modified, the “Plan”) of Washington Mutual, Inc., announced that today it initiated a cash distribution (the “Distribution”) of approximately $50 million to beneficiaries of the Liquidating Trust in accordance with the provisions of the Plan.

The principal source of the funds for the Distribution results from the recent judicial disallowance of claims known as the “Employee Claims” and the related release of funds that were held in the Disputed Claims Reserve in connection with the litigation. The Trust also received additional proceeds from its prior settlement related to separate litigation with former directors and officers.

In accordance with the priority of payments described in Exhibit H to the Plan, the Distribution will be allocated to claimants in “Tranche 4” in the following amounts: $10 million to holders of Senior Floating Rate Note Claims; $39 million to holders of PIERS Claims; and $1 million to holders of General Unsecured Claims. Furthermore, LTI holders who made elections to receive common stock in Reorganized WMI to settle their claims will have their LTI balances further adjusted for funds distributed to Reorganized WMI, pursuant to the Plan’s treatment of litigation proceeds. After giving effect to the Distribution, all General Unsecured Claims, including the Senior Floating Rate Note Claims and PIERS Claims, will have been paid-in-full and, to the extent funds become available, succeeding distributions will begin with Class 18 creditors.

Additional information regarding the Distribution will be reflected on the next WMI 10-K for the period ended December 31, 2018, which will be filed by the Liquidating Trust with the Securities and Exchange Commission (SEC).

Further information about WMI Liquidating Trust can be found at www.wmitrust.com.

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Contact

Andrew Siegel / Jed Repko / Aaron Palash

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449